Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3 No. 333- ______) of GAMCO Investors, Inc. for the registration of 943,396 shares of its Class A Common Stock and to the incorporation by reference therein of our reports dated March 16, 2007, except for Note A Restatement in the consolidated financial statements, as to which the date is August 8, 2007, with respect to the consolidated financial statements of GAMCO Investors, Inc., GAMCO Investors, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GAMCO Investors, Inc.  included in its Annual Report (Form 10-K/A) for the year ended December 31, 2006, which conclude, among other things, that GAMCO Investors, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weaknesses described therein, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

New York, New York
December 11, 2007